ARTICLES SUPPLEMENTARY

GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board") by Article FIFTH of the Articles of Incorporation of the Corporation, as amended (the "Charter"), the Board hereby classifies and reclassifies four billion (4,000,000,000) authorized but unissued Class A shares of Common Stock, $.001 par value per share, and two billion (2,000,000,000) authorized but unissued Dreyfus Class shares of Common Stock, $.001 par value per share, of General Government Securities Money Market Fund as shares of the Brex Class of Common Stock, $.001 par value per share, of General Government Securities Money Market Fund.  General Government Securities Money Market Fund and General Treasury Securities Money Market Fund (the other investment portfolio of the Corporation) are referred to herein as the "Funds."

SECOND:  The shares of the Brex Class of Common Stock of General Government Securities Money Market Fund shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Charter, and shall be subject to all provisions of the Charter relating to stock of the Corporation generally, and to the following:

(1)        As more fully set forth hereinafter, the assets and liabilities and the income and expenses of the shares of the Brex Class of Common Stock of General Government Securities Money Market Fund shall be determined separately from the other classes of Common Stock of the Fund and from the other Fund and, accordingly, the Fund's net asset value, dividends and distributions payable to holders, and amounts distributable in the event of liquidation of the Fund or the Corporation to holders of shares of the Fund's stock, may vary from class to class and from classes of the other Fund.  Except for these differences, and certain other differences hereinafter set forth, or as otherwise determined by the Board, each class of the Fund's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

(2)        The assets attributable to the shares of the Brex Class of Common Stock of General Government Securities Money Market Fund, and the assets attributable to the other classes of Common Stock of the Fund and to any other class of shares of such Fund hereinafter established, shall be invested in the same investment portfolio of the Fund.

(3)        The proceeds of the redemption of the shares of any class of stock of a Fund may be reduced by the amount of any contingent deferred sales charge, liquidation charge, or any other charge (which charges may vary within and among the classes) payable on such redemption or otherwise, pursuant to the terms of issuance of such shares, all in accordance with the Investment Company Act of 1940, as amended (the "1940 Act"), and applicable rules and regulations of the Financial Industry Regulatory Authority ("FINRA").

(4)        At such times (which may vary between and among the holders of particular classes) as may be determined by the Board or, with the authorization of the Board, by the officers of the Corporation, in accordance with the 1940 Act, applicable rules and regulations thereunder and applicable rules and regulations of FINRA and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock of a Fund may be converted into shares of another class of stock of the Fund based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board (or with the authorization of the Board, by the officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

(5)        The dividends and distributions of investment income and capital gains with respect to each class of stock of a Fund shall be in such amounts as may be declared from time to time by the Board, and such dividends and distributions may vary between each class of stock of the Fund to reflect differing allocations of the expenses of the Fund among the classes and any resultant differences between the net asset values per share of the classes, to such extent and for such purposes as the Board may deem appropriate.  The allocation of investment income, realized and unrealized capital gains and losses, and expenses and liabilities of the Corporation among the classes shall be determined by the Board in a manner that is consistent with applicable law.

(6)        Except as may otherwise be required by law, the holders of each class of stock of a Fund shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders of the Fund that affects only holders of that particular class and (ii) no voting rights with respect to any matter submitted to a vote of stockholders of the Fund that does not affect holders of that particular class.

THIRD:  Immediately before the classification and reclassification of shares as set forth in Article FIRST hereof, the Corporation has heretofore authorized the issuance of thirty-six billion (36,000,000,000) shares of stock, all of which were shares of Common Stock, having a par value of one tenth of one cent ($.001) per share and an aggregate par value of thirty-six million dollars ($36,000,000), classified as follows:

Fund/Class	Shares Authorized
General Government Securities Money Market Fund/Class A	5,000,000,000
General Government Securities Money Market Fund/Class B	6,000,000,000
General Government Securities Money Market Fund/Dreyfus Class	8,000,000,000
General Treasury Securities Money Market Fund/Class A	1,000,000,000
General Treasury Securities Money Market Fund/Class B	8,000,000,000
General Treasury Securities Money Market Fund/Dreyfus Class	8,000,000,000
Total	36,000,000,000

FOURTH:  As hereby classified and reclassified, the total number of shares of stock which the Corporation has authority to issue remains thirty-six billion (36,000,000,000) shares, all of which are shares of Common Stock, having a par value of one tenth of one cent ($.001) per share and an aggregate par value of thirty-six million dollars ($36,000,000), classified as follows:

Fund/Class	Shares Authorized
General Government Securities Money Market Fund/Class A	1,000,000,000
General Government Securities Money Market Fund/Class B	6,000,000,000
General Government Securities Money Market Fund/Dreyfus Class	6,000,000,000
General Government Securities Money Market Fund/Brex Class	6,000,000,000
General Treasury Securities Money Market Fund/Class A	1,000,000,000
General Treasury Securities Money Market Fund/Class B	8,000,000,000
General Treasury Securities Money Market Fund/Dreyfus Class	8,000,000,000
Total	36,000,000,000

FIFTH:  The Corporation is registered as an open-end management investment company under the 1940 Act.

SIXTH:  These Articles Supplementary were approved by a majority of the entire Board of the Corporation and are limited to changes expressly permitted by Section 2-105(a)(10) and (13) of the Maryland General Corporation Law to be made without action by the Corporation's stockholders.

IN WITNESS WHEREOF, General Government Securities Money Market Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.

By: /s/ Jeff Prusnofsky

Jeff Prusnofsky

Vice President

WITNESS:

/s/ Natalya Zelensky

Natalya Zelensky

Assistant Secretary